Federal Government Directed to Issue VAT Certificate In Accordance With Appellate Court Order

Kansas City, MO. February 22, 2005. Grupo TMM, S.A. (BMV: TMM A and NYSE: TMM) (“TMM”) and Kansas City Southern (NYSE: KSU) (“KCS”) announced that TFM, S.A. de C.V. (“TFM”) was served on February 18, 2005 with the favorable written decision of the Federal Tribunal of Fiscal and Administrative Justice (the ‘‘Fiscal Court’’) carrying out the mandate of the Federal Court of the First Circuit (the “Federal Appellate Court”), dated November 24, 2004, which recognized TFM’s legal right to receive not only the original amount of the Value Added Tax (“VAT”) refund due from the Mexican Government (approximately 2.1 billion pesos), but also for inflation and interest on that amount from 1997. TMM and KCS previously announced that the Fiscal Court had made this favorable ruling from the bench on January 26 2005.

In its written decision, the Fiscal Court states that TFM’s legal right to receive the fully inflated VAT refund was expressly established in the Federal Appellate Court’s prior decision in this case, issued on June 11, 2003. In implementing the June 11, 2003 and November 24, 2004 Federal Appellate Court decisions, the Fiscal Court ordered the federal tax authorities to make the VAT refund to TFM through a single certificate issued in TFM’s name, and to refund through that certificate the original amount of the VAT refund due, increased for inflation and interest from the date the tax authorities should have made the refund in 1997, until the date that the refund certificate is actually delivered to TFM. The Fiscal Court also vacated its prior decisions in this matter.

Headquartered in Mexico City, TMM is a Latin American multimodal transportation company. Through its branch offices and network of subsidiary companies, TMM provides a dynamic combination of ocean and land transportation services. Visit TMM’s web site at http://www.grupotmm.com and TFM’s web site at http://www.tfm.com.mx. Both sites offer Spanish/English language options.

KCS is a transportation holding company that has railroad investments in the United States, Mexico and Panama. Its primary domestic holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885. Headquartered in Kansas City, Missouri, KCS serves customers in the central and south central regions of the United States. KCS’ rail holdings and investments, including TFM, are primary components of a NAFTA Railway system that links the commercial and industrial centers of the United States, Canada and Mexico. Visit KCS’ web site at http://www.kcsi.com.

Included in this press release are certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of TMM’s and KCS’ management as well as on assumptions made. Actual results could differ materially from those included in such forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainty. For additional information relating to such risks and uncertainties, readers are urged to review TMM’s and KCS’ respective filings and submissions with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Grupo TMM Company Contacts:
Brad Skinner
Investor Relations
011-525-55-629-8725 or 203-247-2420
brad.skinner@tmm.com.mx

Kansas City Southern Contacts:
Media & Investors
William H. Galligan
Assistant Vice President Investor Relations
816-983-1551
william.h.galligan@kcsr.com

ProA/StructurA
Marco Provencio
Media Relations
011-525-55-629-8708 and 011-525-55-442-4948
mp@proa.structura.com.mx

Mexico
Gabriel Guerra
Media Relations
011-525-55-208-0860
gguerra@gcya.net

At Dresner Corporate Services:
Kristine Walczak
(General investors, analysts and media)
312-726-3600
kwalczak@dresnerco.com